                                                                     EXHIBIT 12
                                                                     (Unaudited)





              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
              Computation of Ratios of Earnings to Fixed Charges
                 (In thousands of dollars, except ratio data)

                                                                                                      Six Months Ended
                                                          Years Ended December 31,                         June 30,
                                          -----------------------------------------------------    --------------------
                                              1990      1991       1992         1993       1994         1994       1995
                                          --------   --------   --------   ---------   --------    ---------   --------
Income (Loss) From Continuing
  Operations                              $222,623   $ 40,343   $ 13,920   ($134,454)  $ 63,305    ($ 62,084)  $318,758

Add (Deduct):
  Income Taxes                             196,964     37,855     (4,328)    (31,222)    24,951      (23,975)   205,621
  Portion of Rents Representative
    of an Interest Factor                   10,404      9,245      8,694       8,401      8,373        3,872      3,867
  Interest Expense on all Indebted-
    ness                                   228,884    264,666    249,732     262,558    248,079      122,106    121,131
  Capitalized Interest                     (72,467)   (54,139)   (43,437)    (37,900)   (12,993)      (6,679)    (6,603)
  Preferred Stock Dividends of
    Weldwood of Canada                          23          9        ---         ---        ---          ---        ---
  Equity Income of, Less Dividends
    Received From, Unconsolidated
    Affiliates                              (2,263)    (1,931)      (972)       (463)      (337)        (170)       (80)
                                          --------   --------   --------   ---------   --------     --------   --------
Income (Loss), as adjusted                $584,168   $296,048   $223,609   $  66,920   $331,378     $ 33,070   $642,694
                                          ========   ========   ========   =========   ========     ========   ========
Fixed Charges:
  Portions of Rents Representative
    of an Interest Factor                  $10,404     $9,245     $8,694      $8,401     $8,373       $3,872     $3,867
  Interest Expense on all Indebted-
    ness                                   228,884    264,666    249,732     262,558    248,079      122,106    121,131
  Preferred Stock Dividends of
    Weldwood of Canada                          23          9        ---         ---        ---          ---        ---
                                          --------   --------   --------   ---------   --------     --------   --------
Fixed Charges                             $239,311   $273,920   $258,426    $270,959   $256,452     $125,978   $124,998
                                          ========   ========   ========   =========   ========     ========   ========
Ratio of Earnings to Fixed Charges            2.44       1.08        .87         .25       1.29          .26       5.14
                                          ========   ========   ========   =========   ========     ========   ========